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                                EXHIBIT 11


             COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                                (RESTATED)
                               (UNAUDITED)


                                               Year Ended December 31

                                                 1991          1990



Net Income:
  Net income as reported....................   $47,596,000  $37,166,000
  Interest and amortization on
    convertible debt (net of income taxes)..     1,334,317    3,445,620
      Adjusted net income...................   $48,930,317  $40,611,620



Shares:
  Weighted average number of common
    shares outstanding......................    21,567,575   19,364,453
  Common stock equivalents
    (stock options).........................       242,691      508,568
  From assumed conversion of
    convertible debt........................     1,084,740    2,758,621
      Fully diluted shares..................    22,895,006   22,631,642

Fully diluted net income per share..........   $      2.14  $      1.80